Exhibit 4.2

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this “Agreement”) is made and entered into as of May 4, 2021 by and among (1) Nayax Ltd., a company organized under the laws of the State of Israel, Company No. 513639013 (the “Company”); (2) Amir Nechmad, an Israeli resident, Israeli ID no. 055273981, having his address at 10 Ehud St. Tel-Aviv, Israel; (3) Yair Nechmad (“Yair”), an Israeli resident, Israeli ID no. 057243263, having his address at 1 Zabar St. Even Yehuda, Israel; (4) Yair Nechmad Ltd., a company organized under the laws of the State of Israel, company number 51-486655-7, having its registered office at 1 Zabar St. Even Yehuda, Israel, (“Yair Ltd”; for the purposes of this Agreement, Yair and Yair Ltd. shall be considered one shareholder); and (5) David Ben-Avi, an Israeli resident, Israeli ID no. 025068925, having his address at 30 Levona St. Ramat Ha'Sharon, Israel (each, a “Shareholder” and, together, the “Shareholders”).

RECITALS

WHEREAS, the Company intends to list its shares (the “Shares”) for trading on the Tel Aviv Stock Exchange as part of an initial public offering of its shares; and

WHEREAS, the parties are interested in setting forth their obligations in connection with follow-on secondary offerings of the Company’s shares.

NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, the parties hereto agree as follows:

1.	Follow-on Secondary Offerings.

Subject to Section 2 below, from the date hereof and until the third anniversary of this Agreement, upon a written demand of all or any of the Shareholders (a “Registration Demand”), the Company shall use commercially reasonable efforts to cooperate with the Shareholders in connection with future secondary sales and follow-on offerings to be conducted by the Shareholders, including by assisting in the preparation of the offering documents and making any appropriate filings with applicable government authorities, providing reasonable representations, causing management to be reasonably available for the offering, paying for reasonable costs in connection with the offering, and, if so required by the underwriters, providing indemnification to the underwriters consistent with market practice and terms.

2.	Registration Rights Limitations.

The Company will not be required to comply with (a) more than one Registration Demand in each calendar year, (b) a Registration Demand of a Shareholder who owns less than 10% of the issued and outstanding share capital of the Company at the time such Registration Demand is made, or (c) a Registration Demand of any Shareholder, if the Shareholders collectively own less than 45% of the issued and outstanding share capital of the Company at the time such Registration Demand is made, (d) any Demand Registration that will cause the Company to be in breach of the Company’s insider trading policy.

3.	Notice to Non-demanding Shareholders

If the Company receives a Registration Demand, then the Company shall within seven (7) Business Days1 after the date such demand is received, give written notice thereof (the “Demand Notice”) to the other Shareholders. Each Shareholder receiving the Demand Notice shall have the right to notify the Company in writing within three (3) Business Days after he/it had received the Demand Notice, that he/it wishes to participate in the Registration Demand.

If the underwriters advise the Shareholders in writing that marketing factors require a limitation on the number of Shares to be underwritten, then each Shareholder that wishes to participate in the Registration Demand may sell up to that number of Shares owned by him/it determined by multiplying the total number of Shares to be sold as advised by the underwriters by a fraction, the numerator of which is the number of Shares owned by the relevant Shareholder and the denominator of which is the total number of Shares owned by the Shareholders wishing to participate in the Registration Demand.

4.	Accumulation of Shareholding.

In determining the percentage of the issued and outstanding share capital of the Company held by any Shareholder for the purposes of this Agreement, the number of shares of the Company held by each Shareholder shall be aggregated with the number of shares of the Company held by Permitted Transferee(s)2 of such Shareholder.

5.	Additional Shares.

In the event of any share split, share dividend, recapitalization, reorganization, combination or the issuance, acquisition or receipt of additional shares of the Company, the provisions of this Agreement shall apply also to any shares of the Company issued to or otherwise held by the Shareholders.

6.	Governing Law; Forum for Dispute Resolution.

6.1.	This Agreement shall be governed by the laws of the State of Israel.

6.2.	The exclusive jurisdiction in connection with this Agreement shall be with the appropriate courts in Tel Aviv – Jaffa in Israel.

7.	Notices.

All notices or other communications in connection with this Agreement shall be in writing, shall be given in person, by registered mail or by e-mail, and shall be delivered to the relevant party’s address, as specified in the preface of this Agreement. All notices or communications shall be deemed to have been duly delivered to the addressee thereof: (i) if hand delivered, on the day of delivery, (ii) if delivered by E-mail transmission, on the Business Day on which such transmission is sent and confirmed, and (iii) if mailed by registered mail, two (2) Business Days following the date it was mailed.

[1]	For the purposes of this Agreement, "Business Day" means any day other than: (a) Friday and Saturday; and (b) any other day on which the majority of banks in Israel are closed for business.

[2]	For the purposes of this Agreement, "Permitted Transferee" means with respect to a Shareholder, any of the following: (i) such Shareholder's wife (or widow) or children; (ii) an entity Controlled by, Controlling, or under common Control with a Shareholder (as the term Control is defined in the Israeli Securities Law, 5728-1968); and (iii) a legal successor or heir of such Shareholder.

Each Shareholder may, from time to time, change the address or the email address to which notices and communications to him/it are to be delivered or mailed hereunder, by notice delivered or sent to the other parties in accordance herewith.

8.	Entire Agreement. This Agreement constitutes the entire agreement among the parties in respect of the subject matters of this Agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to such subject matters.

9.	Headings. The headings contained in this Agreement are solely for convenience of reference and shall not affect the interpretation of this Agreement.

10.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.	Delays or Omissions; Waiver. No delay or omission to exercise any right, power, or remedy accruing to any Shareholder upon any breach or default by another Shareholder under this Agreement shall impair any such right or remedy nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein or in any similar breach or default thereafter occurring.

12.	Amendments. This Agreement may be amended or modified in whole or in part only by a duly authorized written agreement that refers to this Agreement and is signed by the Company and all the Shareholders.

13.	Limitations on Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any person, other than the Shareholders and their respective Permitted Transferees, any rights or remedies under this Agreement.

14.	Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected, impaired or invalidated thereby.

15.	Assignment. Except as expressly permitted herein, this Agreement is not assignable by any Shareholder, and no Shareholder shall assign or otherwise transfer, in whole or in part, this Agreement, and/or any of its rights, interests or obligations hereunder to any third party, without the prior written consent of the other Shareholders, and any such assignment without such prior written consent shall be null and void.

[Signature Page Follows]

IN WITNESS WHEREOF, this Registration Demand Agreement has been duly executed as of the date first above written.

NAYAX LTD.	YAIR NECHMAD LTD.

By:	/s/ Yair Nechmad /s/ David Ben-Avi	By:	/s/ Yair Nechmad

Name:	Yair Nechmad; David Ben-Avi	Name:	Yair Nechmad

Title:	CEO; Director	Title:	Owner

/s/ Amir Nechmad	/s/ Yair Nechmad

AMIR NECHMAD	YAIR NECHMAD

/s/ David Ben-Avi

DAVID BEN-AVI

[Signature Page to Registration Demand Agreement]